Exhibit 5.1
July 22, 2009
Board of Directors
Rentech, Inc.
Re:	Rentech, Inc. Registration Statement on Form S-3
Gentlemen:
     We have acted as special Colorado counsel for Rentech, Inc., a Colorado corporation (“Rentech”). We are furnishing this opinion in connection with the Registration Statement on Form S-3 filed by Rentech on July 22, 2009 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statement other than as to the valid issuance of the Shares (as defined below) under Colorado corporate law.
     Pursuant to the Registration Statement, the selling shareholders named in the Registration Statement are offering up to 14,503,670 shares of Rentech common stock, par value $0.01 per share (the “Shares”).
     In connection with this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. We have relied upon the foregoing and upon certificates and other assurances of officers of Rentech and others as to factual matters without having independently verified such factual matters.
     In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures on original documents; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted to us as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; and (vi) the due authorization, execution and delivery of all documents by parties other than Rentech.
     We are opining herein as to the Colorado Business Corporation Act, the Colorado Constitution and any reported judicial decisions interpreting these laws, and we express no
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opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.
     Subject to the foregoing and the other matters set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.
     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus. The foregoing, however, shall not constitute an admission to our being experts within the meaning of the Securities Act.

Very truly yours,
/s/ Holland & Hart LLP